Steven J. Miller, JD, MD

Admitted in Arizona and in the

United States Patent and Trademark office

March 28, 2017

Walter Geldenhuys, CEO

Advanced Voice Recognition Systems, Inc.

7659 E. Wood Drive
Scottsdale, AZ 85260

Re:      Letter of Engagement for Legal Services:  Limited-Scope Agreement to serve as local counsel in the United States District Court, District of Arizona

Dear Bob,

            On behalf of Schmeiser, Olsen & Watts, LLP (the “Firm”), I would like to thank you for the opportunity to work together in connection with forthcoming litigation between Advanced Voice Recognition Systems Inc. of Scottsdale, Arizona (“AVRS” or “Client”), and various defendants.  We appreciate your confidence in us and will do our best to diligently and vigorously serve AVRS’s interests.

A clear understanding of the Firm’s role in this representation will facilitate a harmonious and efficient relationship benefiting the client.  Accordingly, and in keeping with our Firm’s practice, I have prepared this letter defining the scope and terms of our representation.  This letter also sets forth our mutual agreement regarding our compensation for these services, and any cost disbursements provided by the Firm.

Our objective is to obtain the results you desire in the most cost-effective manner possible.  The proposed representation, the scope of work and our estimated attorney fees are as follows:

1.                  Client and the Scope of Legal Representation.  The Firm has been hired to represent AVRS as local counsel in connection with forthcoming litigation in the U.S. District Court, District of Arizona.  I will have primary responsibility for the representation, and will utilize other attorneys and legal assistants in the Firm’s Arizona office in the best exercise of my professional judgement, as discussed in more detail below.

We will perform our professional services on your behalf to the best of our ability, though we cannot and have not made any guarantees regarding the outcome of your matters.  Any forward-looking discussions we may have with you reflect our best professional evaluations only and are limited by our knowledge at the time of our discussion.

If, at any time, AVRS, you, or your attorneys have questions, concerns, or criticisms about the manner in which the Firm is handling this representation, please contact me immediately so that we can mutually address them.

2.                  Fees.  As agreed, we will forward our bills for this matter to you. We understand that you will be responsible for payment.  Our policy is to bill each client monthly for all services performed and expenses incurred in the previous month.  Since there are sometimes delays in the accrual of expenses, they will occasionally be included in a subsequent billing. Payment of our billing statements is due in full on receipt.

We anticipate most work in these forthcoming matters will need to be performed on an hourly basis.  Our hourly billing rates vary among attorneys and are based on the attorney’s experience, specialization in training and practice, and level of professional attainment.  Currently, our hourly rates range from $250 to $525 for attorneys and patent agents and from $130 to $185 for paralegals and support staff.  My current hourly rate is $325.  Time is billed in 0.1 hour increments, with a minimum time of 0.2 hours.  The schedule of rates is reconsidered from time to time and you will be responsible for the billing rates in effect at the times that services are performed.  We will endeavor to have work performed by attorneys and professional staff at the most cost effective rates consistent with the matter’s work requirements.

You will pay the Firm an evergreen fee advance of $3,000.00 for deposit into the Firm’s trust account. The firm will not begin performing any services until the amount of $3,000.00 is received by the Firm. Once received, the Firm will draw from the $3,000.00 placed in the Firm’s trust account to compensate for services as performed. Compensation for all invoices will be due from the Client upon receipt.  If the Client wishes to dispute an invoice, the Client will notify the Firm within 30 days from the issuance of the invoice so that the Firm may be provided reasonable notice as to the dispute.

Prior to the commencement of the next subsequent month, the Client will pay an amount necessary to replenish the sum of $3,000.00. The Firm will not begin performance of any service on behalf of AVRS’s matter(s) until this additional replenishment amount necessary to restore the fee advance balance of $3,000 is received by the Firm. Once received, the Firm will draw from the fee advance replenishment amount and any remaining funds from the initial $3,000.00 payment placed in the Firm’s trust account to compensate for services as performed.

Moreover, prior to the first day of each subsequent month, the Client will continue to replenish the sum of $3,000.00 for deposit into the Firm’s trust account. If, by the first day of the next subsequent month, the Firm has not received a next additional payment to replenish the sum of $3,000.00, the firm may elect to withdraw as counsel and will not begin performing any services pertaining to AVRS’s matter(s) until the advance fee replenishment of $3,000.00 is received by the Firm. Once received, the Firm will draw from the $3,000.00 as necessary to compensate for services as they are performed.

3.                  Disbursements.  The Firm bills its clients for cost advances on the client’s behalf for items such as filing fees, transcript and deposition fees, and expert witness fees.  Where the expenses involve payment to persons outside the firm, we may request that AVRS pay those expenses directly.  Further, it may be necessary to incur expenses for items such as photocopying, messengers, overnight mail, postage, deposition transcription, telephone, facsimile, computerized legal research, and staff overtime.  Similarly, matters may require travel, lodging and meals.  These types of expenses are billed as incurred in handling your matter and such expenses will be separately itemized on our billing statements.  Some of these expenses represent only out-of-pocket costs, while others include an allocation of overhead costs associated with the items, or a combination of both factors.  The amounts of the charges are reconsidered periodically, and you will be responsible for paying the charges in effect when they are incurred.  The Firm shall obtain AVRS’s approval before incurring any out-of-pocket expenses in excess of $500.00.

4.                  Nonpayment of Fees.  As stated herein above, the Firm expects payment in full upon receipt of our fee statement.  If full payment is not received within 15 days of the billing date, we may employ reasonable collection procedures in the event of what we deem is a serious delinquency in payment.  We additionally reserve the right to impose a late charge/interest of 1.5 percent per month (18% annual) on the unpaid balance.  If full payment is not received within 60 days, your decision to engage our services also signifies your consent to refer you and/or your company to a credit-reporting agency for nonpayment.

5.                  Termination.  We anticipate a long and mutually satisfactory relationship.  AVRS, however, has the right to terminate our engagement at any time by providing us with a written notice of termination.  In the event of such notice received, all AVRS-related fees and costs must be paid within thirty days.  Similarly, we also have the right to terminate our engagement, subject to giving you reasonable notice to arrange alternative representation, and, during pendent litigation, upon receipt of leave of the court.

6.                   Continuing Agreement.    This agreement will apply to any additional matters we agree to undertake on behalf of AVRS unless we enter into an express written agreement reflecting an alternate arrangement.

7.                  Fee Disputes.  If there is any disagreement concerning the fee charged hereunder, the parties agree to submit that disagreement to binding arbitration with the Fee Arbitration Committee of the State Bar of Arizona.  The parties agree that the laws of the State of Arizona will be applied in the event of any fee dispute.

If the foregoing correctly reflects AVRS’s understanding of the terms and conditions of our representation, please indicate acceptance of same and engagement of Schmeiser, Olsen & Watts by having AVRS sign a copy of the letter in the space provided below and returning this executed Engagement Letter to me.

Very truly yours,

Steven J. Miller

smiller@iplawusa.com

By executing this Agreement, Client acknowledges having read and understood the terms thereof, and having received a copy of the executed contract.

Date                                                                By:  ________________________________

_______________________________

(Printed Name)

Advanced Voice Recognition Systems, Inc.